EXHIBIT 10.1

Arconic 390 Park Avenue New York, NY 10022 Patricia F. Russo Interim Chair Board of Directors

May 17, 2017

David P. Hess

Arconic Inc.

390 Park Avenue

New York, New York 10022

Dear David,

This letter outlines the terms of your temporary employment as Chief Executive Officer on an interim basis of Arconic Inc. (the “Company”). We look forward to benefiting from your experience, knowledge and leadership in your new role with the Company, effective as of April 13, 2017.

Term. You agree to serve as Chief Executive Officer on an interim basis until such time as a new Chief Executive Officer of the Company is appointed by the Board of Directors of the Company (the “Board”) and commences employment with the Company, or such earlier date as may be agreed between you and the Board (the period of your service as Chief Executive Officer on an interim basis, the “Term”). You and the Company acknowledge that the Term is expected to be of limited duration, and that your employment with the Company will be “at will,” which means that either you or the Company may terminate your employment for any reason, at any time, with or without notice.

Salary. During the Term, you will be paid a salary at a monthly rate of $91,667, payable in accordance with the Company’s normal payroll practices, and subject to all applicable taxes and withholdings.

Employee Benefits. During the Term, you will participate in Company benefit plans on the terms applicable to Company senior executives generally (subject to the applicable eligibility and other requirements set forth therein), and will be reimbursed for (i) all business-related expenses incurred by you in performing your duties hereunder in accordance with the Company’s policies and procedures as in effect from time to time, and (ii) reasonable expenses for temporary corporate housing in New York, New York, reasonable day-to-day living expenses incurred while you are performing services in New York, New York and reasonable expenses for your weekly transportation between New York, New York and your permanent residence in Connecticut. To the extent that you are required to recognize any such expense reimbursements as taxable income, the Company will provide you with an additional make-whole payment intended to place you in the same after-tax position that you would have been in had you not recognized such amounts as taxable income. Each such make-whole payment will be calculated and paid in accordance with the Company’s customary practices for payments of this type, as in effect from time to time. Notwithstanding the foregoing, you will not be eligible to participate in any Company severance arrangement, including, without limitation, the Company’s Executive Severance Plan and the Company’s Change in Control Severance Plan.

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Board Service. So long as you serve as a member of the Board during the Term, you will not be eligible to receive compensation and/or benefits (including without limitation director fees) pursuant to any non-employee director plans or programs maintained by the Company, provided that your service hereunder will qualify as service for all purposes, including vesting, of any equity awards previously granted to you in your capacity as a member of the Board.

Confidentiality, Non-Competition and Non-Solicitation Agreement. In consideration of your employment with the Company, you agree to enter into the Confidentiality, Non-Competition and Non-Solicitation Agreement attached hereto as Annex A.

Legal Fees. The Company will reimburse your reasonable legal fees incurred in connection with the negotiation and execution of this letter agreement, up to a maximum of $5,000.

Governing Law. This letter agreement shall be governed by the laws of the State of New York.

Indemnification. The provisions of the Indemnity Agreement made as of the 10th day of March 2017, by and between the Company and you (the “Indemnity Agreement”) shall be fully applicable to any claim, as defined therein, (“Claims”) relating to your service as interim Chief Executive Officer of the Company, whether such Claims are first asserted during or after your Term as interim Chief Executive Officer. You will also be covered as an insured officer under the Company’s director and officer liability insurance policy, as in effect from time to time, to the same extent, and on the same terms, as other executive officers of the Company.

Section 409A. The payments and benefits provided under this letter agreement are intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the provisions of this letter agreement shall be interpreted and applied consistently with such intent. All reimbursements under this letter agreement that constitute deferred compensation within the meaning of Section 409A will be made or provided in accordance with the requirements of Section 409A, including, without limitation, that (1) in no event will any reimbursement payments be made later than the end of the calendar year next following the calendar year in which the applicable expenses were incurred; (2) the amount of reimbursement payments that the Company is obligated to pay in any given calendar year shall not affect the amount of reimbursement payments that the Company is obligated to pay in any other calendar year; and (3) your right to have the Company pay such reimbursements may not be liquidated or exchanged for any other benefit. All income tax make-whole payments provided under this letter agreement will be paid no later than the end of your taxable year next following your taxable year in which the taxes are remitted.

Please confirm that the foregoing accurately expresses our mutual understanding by signing and returning this letter agreement and the attached Confidentiality, Non-Competition and Non-Solicitation Agreement.

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Sincerely,

/s/ Patricia F. Russo
Patricia F. Russo, interim Chair, Board of Directors

Accepted and Agreed:

/s/ David P. Hess
David P. Hess

Annex A

Confidentiality, Non-Competition, and Non-Solicitation Agreement

As an employee of Arconic Inc. (“Arconic”) or one of its subsidiaries (Arconic collectively with its subsidiaries, the “Company”), you will have access to or may develop confidential and proprietary information (as defined below) of the Company. Therefore, in consideration of your employment, and recognizing the highly competitive nature of the Company’s business, you agree to enter into this Confidentiality, Non-Competition, and Non-Solicitation Agreement (this “Agreement”) intending to be legally bound.

Confidentiality

You acknowledge that, as an employee of the Company, you have access, and are privy, to information which is confidential and proprietary to the Company and which is not generally available to the public from sources outside of the Company. For purposes of this Agreement, Confidential Information includes, but is not limited to strategic plans, trade secrets, inventions, discoveries, technical and operating know-how, accounting information, product information, marketing and sales data, business strategies, customer information, and employee data of the Company that is proprietary in nature, and any similar information, data or materials of third parties that the Company has a duty to keep confidential.

You agree to regard and preserve as confidential any and all Confidential Information pertaining to the Company’s operations and affairs and all information which is either learned or obtained by you during your employment, and which you know, or have reason to believe, includes Confidential Information. You agree that you will use Confidential Information only for the performance of your duties for the Company and you agree not to disclose any Confidential Information you acquire, except as expressly permitted below. You understand and agree that this obligation of confidentiality shall continue indefinitely following the termination of your employment with the Company.

Nothing in this Agreement shall prohibit or restrict you from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; or (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or reporting possible violations or providing information to, any governmental agency or legislative body regarding this Agreement or the Company, including, but not limited to, the Company’s Legal Department, the Securities & Exchange Commission, and/or pursuant to the Dodd-Frank Act (including without limitations the whistleblower provisions thereof) or Sarbanes-Oxley Act; provided that, other than with respect to providing information to a governmental agency and to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, you will give the General Counsel of the Company prompt written notice so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. Notwithstanding any provision of this Agreement

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to the contrary, the provisions of this Agreement are not intended to, and shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended).

Upon termination of your employment or at any time requested by the Company, you will deliver promptly to the Company all memoranda, notes, records, reports and other documents (whether in paper or electronic form and all copies thereof) relating to the business of the Company and all other Company property which you obtained or developed while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control, whether directly or indirectly.

Restrictive Covenants

Non-Competition: During your employment and for a period of one year thereafter (regardless of whether the termination of your employment is voluntary or involuntary), you will not directly or indirectly (i) engage in, carry on, or provide services (paid or unpaid) whether as a director, officer, partner, owner, employee, inventor, consultant, advisor, or agent, to any Competitive Business (as defined below) or (ii) hold any economic interest in any Competitive Business. “Competitive Business” means any domestic or international business or firm (including any business in the process of being formed or planned) that is engaged, or has active plans to become engaged, in any line of business of the Company with which you have had direct functional accountability, or for which you provided leadership or support, during your last eighteen (18) months of employment with the Company. However, notwithstanding the foregoing, you may own up to five percent (5%) of the outstanding securities of any publicly traded company and you shall not be prohibited from becoming employed by, or associated with, a private equity firm or hedge fund (or one of their portfolio companies) that has an investment in a Competitive Business as long as you have no involvement whatsoever with such Competitive Business (including the formation, planning, or acquisition of, or investment in, any such Competitive Business).

It is not the Company’s intention to restrict or limit your activities following your termination of employment with the Company unless it is believed that there is a substantial possibility that your future services or activities in any of the lines of business in which the Company is engaged may be detrimental to the Company. So as to not unduly restrict your future employment, if you desire to enter into any employment arrangement or relationship with any potential Competitive Business within the one-year restricted period, please consult with the Executive Vice President of Human Resources of Arconic to discuss your intended relationship with the entity. Due to the many different businesses in which the Company presently engages, or which in the future the Company may engage, we will discuss your desire to enter into a business or professional relationship with any manufacturer or firm which is a Competitive Business. The Company’s consent will not be unreasonably withheld.

Notwithstanding the foregoing, this non-competition covenant shall cease to apply to you upon a termination of your employment as interim Chief Executive Officer of the Company

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that follows either (x) you not being elected to the Company’s Board of Directors at the Company’s 2017 annual meeting of shareholders or (y) the appointment of a permanent Chief Executive Officer of the Company other than yourself (under circumstances where you have not previously been offered the position of permanent Chief Executive Officer of the Company).

Also, as a reminder, Arconic stock incentive awards continue to be subject to forfeiture, under the terms of that program, to the extent you become associated with, employed by, render services to, or own any interest in any business that is in competition with the Company or if you engage in willful conduct that is injurious to the Company.

Non-Solicitation: During your employment and for a period of one year thereafter (regardless of whether the termination of your employment was voluntary or involuntary), you will not directly or indirectly (i) solicit, induce or attempt to solicit or induce any employee of the Company to leave the Company for any reason; (ii) hire or attempt to hire any employee of the Company; or (iii) solicit business from, or engage in business with, any customer or supplier of the Company that you met and/or dealt with during your employment with the Company for any purpose. In the event that you become aware that any employee of the Company has been hired by any business or firm with which you are then affiliated, you will immediately notify the Executive Vice President of Human Resources of Arconic to confirm your non-solicitation of said employee.

You acknowledge and agree that given the nature of the Company’s business, which is conducted throughout the world, the unique and extraordinary services you will be providing to the Company and your position of confidence and trust with the Company, the scope and duration of the covenants included in this Agreement (the “Restrictive Covenants”) are reasonable and necessary to protect the legitimate business interests of the Company. You further acknowledge that you have received substantial consideration from the Company and that your general skills and abilities are such that you can be gainfully employed in noncompetitive employment, and that this Agreement will in no way prevent you from earning a living following your employment with the Company.

You also recognize and agree that any breach or threatened or anticipated breach of any part of these Restrictive Covenants will result in irreparable harm to the Company, and that the remedy at law for any such breach or threatened breach will be inadequate. Accordingly, in addition to any other legal or equitable remedies that may be available to the Company, you agree that the Company will be entitled to obtain an injunction, without posting a bond, to prevent any breach or threatened breach of any part of these Restrictive Covenants.

In the event that any court of competent jurisdiction finds that the limitations set forth in these Restrictive Covenants are overly broad with respect to duration, geographic scope or scope of prohibited activities, such court will have the authority to reduce the duration, area or activities of such provisions so as to be enforceable to the maximum extent compatible with applicable law, and such provisions will then be enforced as modified.

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Notice of Immunity – Defend Trade Secrets Act of 2016

Company employees, contractors, and consultants may disclose Trade Secrets in confidence, either directly or indirectly, to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Company employees, contractors, and consultants who file retaliation lawsuits for reporting a suspected violation of law may disclose related Trade Secrets to their attorney and use them in related court proceedings, as long as the individual files documents containing the Trade Secret under seal and does not otherwise disclose the Trade Secret except pursuant to court order.

Governing Law; Jurisdiction

This Agreement will be governed and interpreted in accordance with the laws of the State of New York without reference to its choice of law principles. Any action arising out of or related to this Agreement will be brought in the state or Federal courts located in New York, and you and the Company consent to the jurisdiction and venue of such courts. You have the right to discuss this Agreement with your private attorney before you sign it.

Amendment; Waiver

No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is in writing. Any failure by you or the Company to enforce any of the provisions of this Agreement should not be construed to be a waiver of such provisions or any right to enforce each and every provision in the future. A waiver of any breach of this Agreement will not be construed as a waiver of any other or subsequent breach.

Successors; Binding Agreement

The Company has the right to assign its rights and obligations under this Agreement to any entity that acquires all or substantially all of the assets of the business for which you work, and continues your employment. The rights and obligations of the Company under this Agreement will inure to the benefit and be binding upon the successors and assigns of the Company

Severability

In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby.

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This Agreement is the entire agreement between the parties with respect to the matters covered by this Agreement and it replaces all previous agreements, oral or written, between the parties regarding such matters. PROVISIONS OF THIS AGREEMENT MAY NOT BE WAIVED OR CHANGED EXCEPT BY A SUBSEQUENT AGREEMENT SIGNED BY YOU AND AN OFFICER OF THE COMPANY.

If you agree to the terms of this Agreement, please sign on the line provided below and return two signed copies. A fully executed copy will be returned to you for your files after it is signed by the Company.

Sincerely,

ARCONIC INC.

By:	/s/ Patricia F. Russo
Patricia F. Russo, interim Chair, Board of Directors

AGREED TO AND ACCEPTED AS OF THIS 17th DAY OF MAY, 2017:

/s/ David P. Hess
David P. Hess

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